United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Tempest Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2022

Dear Stockholder:

This proxy statement supplement dated May 26, 2022 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Tempest Therapeutics, Inc., a Delaware corporation (the “Company”), dated May 9, 2022 (the “Proxy Statement”), for the Annual Meeting of Stockholders of the Company to be held Friday, June 17, 2022 at 1:00 P.M. Pacific time.

This Supplement updates the 2021 Summary Compensation Table under the “Executive Compensation” section of the Proxy Statement to correct typographical errors with respect to a certain form of compensation of our Chief Executive Officer, Stephen Brady. Mr. Brady earned $1,065,754 in option awards for the fiscal year ending December 31, 2021, rather than $49,325. The total compensation amount for Mr. Brady was adjusted accordingly in the table. Additionally, this Supplement updates the Non-Employee Director Compensation Table under the “Director Compensation” section of the Proxy Statement to correct typographical errors with respect to fees earned or paid in cash of our Director, Stella Xu. Dr. Xu earned $27,125 in cash for the fiscal year ending December 31, 2021, rather than $17,742. The total compensation amount for Dr. Xu was adjusted accordingly in the table.

The Supplement should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this supplement have the meanings ascribed to them in the Proxy Statement.

Except for the revisions set forth above, the Proxy Statement remains unchanged.

EXECUTIVE AND DIRECTOR COMPENSATION

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for each of the last two completed fiscal years regarding compensation awarded to or earned by all individuals who served as the Company’s Chief Executive Officer and the Company’s two other most highly compensated executive officers (the “Named Executive Officers”) during the fiscal years indicated.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Stephen Brady	2021	475,283		—		1,065,754	190,113	—		1,731,150
Chief Executive Officer
Thomas Dubensky	2021	475,283		—		562,094	190,113	272,677	(5)	1,500,167
President
Samuel Whiting	2021	400,000		—		296,737	140,000	—		836,737
Chief Medical Officer
Julia C. Owens(3)	2021	120,415	(6)	—		35,203	—	1,184,175	(7)	1,339,793
Former Chief Executive Officer	2020	526,300		—		1,483,928	263,150	8,550		2,281,928
Louis Arcudi III(4)	2021	211,694		880,000	(8)	541,266	—	—		1,632,960
Former Chief Executive Officer	2020	378,400		—		437,930	151,360	8,550		976,240

(1)

Amounts reflect the aggregate grant date fair value of the option awards granted to our named executive officers during the relevant fiscal years under our equity incentive plans, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in calculating the grant date fair value of the restricted stock units are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These amounts do not reflect the actual economic value that may be realized by our named executive officers.

(2)	The amounts represent the cash bonuses paid to each named executive officer in 2022 for performance in fiscal year 2021.
(3)	Dr. Owens resigned as the Chief Executive Officer and President of Millendo on January 31, 2021. Dr. Owens remained on the Board as Executive Chair until the completion of the Merger.
(4)

Mr. Arcudi was appointed as the Chief Executive Officer and President of Millendo and as a member of the Board as of February 1, 2021. Upon completion of the Merger, Mr. Arcudi resigned from these positions.

(5)	Amount represents the value of a promissory note between us and Mr. Dubensky, which was forgiven in full in connection with and contingent on the completion of the Merger.
(6)

Amounts reflect an aggregate of $43,858 received by Dr. Owens for her services as our Chief Executive Officer and an aggregate of $76,557 received pursuant to our non-employee director compensation policy.

(7)	Amounts represents the cash severance benefits paid to Dr. Owens in connection with her resignation from Millendo.
(8)	Amount represents transaction and retention bonuses paid to Mr. Arcudi in connection with the Merger.

Non-Employee Director Compensation Table

The following table sets forth information for the year ended December 31, 2021 regarding the compensation awarded to or earned by our non-employee directors. Mr. Brady and Dr. Dubensky are not included in the table below, as they were employees and received no additional compensation for their service as directors. As a named executive officer, the compensation received by Mr. Brady and Dr. Dubensky is shown above in “—Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(5)	Total ($)
Geoff Nichol	24,000	44,130	68,130
Christine Pellizzari	27,500	44,130	71,630
Michael Raab	44,175	89,722	133,897
Ronit Simantov	17,742	54,083	71,825
Thomas Woiwode	29,967	44,130	74,097
Stella Xu(2)	27,125	44,130	71,255
Carol G. Gallagher (3)(4)	50,036	—	50,036
John Howe, III(4)	38,654	—	38,654
Carole L. Nuechterlein(4)	33,284	—	33,284
James M. Hindman(4)	40,495	—	40,495
Habib J. Dable(4)	15,000	—	15,000
Mary Lynne Hedley(4)	16,000	—	16,000

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2021 computed in accordance with ASC 718. These amounts do not reflect the actual economic value that will be realized by the director.

(2)	Dr. Xu resigned from the Board effective January 5, 2022.
(3)	Cash compensation for Dr. Gallagher’s service on Millendo’s board of directors and compensation committee is paid to NEA Management Company, LLC.
(4)	Resigned from our Board in connection with the completion of the Merger.
(5)	The following table provides information regarding the aggregate number of equity awards granted to our non-employee directors that were outstanding as of December 31, 2021:

Name	Option Awards Outstanding at Year-End
Geoff Nichol	6,635
Christine Pellizzari	6,635
Michael Raab	37,909
Ronit Simantov	6,635
Thomas Woiwode	6,635
Stella Xu	6,635
Carol G. Gallagher (4)	—
John Howe, III(4)	650
Carole L. Nuechterlein(4)	400
James M. Hindman(4)	1,415
Habib J. Dable(4)	—
Mary Lynne Hedley(4)	—